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                AMENDED AND RESTATED INVESTORS' RIGHTS AGREEMENT

This Amended and Restated Investors' Rights Agreement (this "Agreement") is made and entered into as of March 18, 1999 by and among ONLINE SPECIALTY RETAILING, a Washington corporation (the "Company"), certain holders of the Company's Common Stock (the "Common Holders"), the holders of the Company's Series A Preferred Stock (the "Series A Holders") and the holders of the Company's Series B Preferred Stock (the "Series B Holders" and collectively, with the Common Holders and the Series A Holders, the "Holders") each as identified on attached Exhibit A, as such may be amended from time to time in accordance with this Agreement.

                                    Recitals

A. The Company, the Common Holders and the Series A Holders are parties to that certain Investors' Rights Agreement, dated as of July 17, 1998 (the "Original Agreement").

B. The Series B Holders and the Company are parties to that certain Series B Preferred Stock Purchase Agreement, dated as of March 18, 1999 (the "Stock Purchase Agreement"), under which certain of the obligations of the Company and the Series B Holders are conditioned upon amending and restating the Original Agreement to include the Series B Holders as parties thereto in the manner set forth in this Agreement.

C. The Original Agreement may be amended with the consent of the Company and the holders of a majority of the Registrable Securities (as defined therein) and holders of such majority have consented in writing to this Agreement.

NOW, THEREFORE, in consideration of the mutual promises and covenants set forth herein, the parties hereto agree as follows:

                             1. REGISTRATION RIGHTS

      1.1   Definitions. For purposes of this Agreement:

            (a) The term "register," "registered," and "registration" refer to a registration effected by preparing and filing a registration statement or similar document in compliance with the Securities Act of 1933, as amended (the "Securities Act"), and the declaration or ordering of effectiveness of such registration statement or document;

            (b) The term "Registrable Securities" means (i) the Conversion Shares (as defined below), (ii) any shares of Common Stock currently held by the Common Holders (the "Common Holder Shares"), and (iii) any Common Stock of the Company issued as (or issuable upon the conversion or exercise of any warrant, right or other security which is issued as) a dividend or other distribution with respect to, or in exchange for or in replacement of, the Preferred Shares, the Conversion Shares or the Common Holder Shares, excluding in all cases, however, any Registrable Securities (A) that are no longer beneficially owned by a Holder or a permitted transferee of the rights of a Holder pursuant to Section 1.11 of this Agreement, (B) that have been effectively registered under the Securities Act and disposed of pursuant thereto, or (C) for which registration under the Securities Act is no longer required for subsequent public distribution of such security;


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            (c)   The term "Preferred Shares" means the Company's Series A
                  Preferred Stock and Series B Preferred Stock;

            (d) The term "Conversion Shares" means the Common Stock of the Company issuable or issued upon conversion of the Preferred Shares;

            (e) The term "Holder" means any person owning or having the right to acquire Registrable Securities who is a party to this Agreement as of the date hereof or who may be added as a party hereto pursuant to the terms of this Agreement, and any assignee thereof in accordance with Section 1.11;

            (f) The term "Form S-3" means such form under the Securities Act as in effect on the date hereof or any registration form (including any successor to Form S-3) under the Securities Act subsequently adopted by the Securities and Exchange Commission (the "SEC") which similarly permits inclusion or incorporation of substantial information by reference to other documents filed by the Company with the SEC; and

            (g) The term "Exempt Registrations" means registrations relating solely to employee benefit plans on Form S-8 or any similar form that may be promulgated in the future, registrations relating solely to a Commission Rule 145 transaction on Form S-4 or similar forms that may be promulgated in the future or registrations on any form that does not include substantially the same information as would be required to be included in a registration statement covering the sale of the Registrable Securities.

      1.2 Company Registration. If (but without any obligation to do so) the Company proposes to register (including for this purpose a registration effected by the Company for shareholders other than the Holders) its Common Stock under the Securities Act in connection with the public offering of such securities solely for cash (other than Exempt Registrations), the Company shall, at each such time, promptly give each Holder written notice of such registration. Upon the written request of each Holder given within twenty (20) days after the mailing of such notice by the Company, the Company shall, subject to the provisions of Section 1.7, use its reasonable best efforts to cause to be registered under the Securities Act all of the Registrable Securities that each such Holder has requested to be registered. If a Holder decides not to include all of its Registrable Securities in any registration statement filed by the Company, such Holder shall nevertheless continue to have the right to include any Registrable Securities in any subsequent registration statement or registration statements as may be filed by the Company with respect to offerings of its securities, all upon the terms and conditions set forth herein. Notwithstanding the provisions of this Section 1.2, the Company shall have the right at any time after it shall have given written notice pursuant to this
Section 1.2 (irrespective of whether any written request for inclusion of such securities shall have already been made) to elect not to file any such proposed registration statement, or to withdraw the same.

      1.3 Form S-3 Registration. In case the Company shall receive from Holders holding at least 25 percent of the Registrable Securities then outstanding ("S-3 Initiating Holders") a written request or requests that the Company effect a registration on Form S-3 and any related qualification or compliance with respect to Registrable Securities, subject to the limitations set forth below, the Company will:


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            (a)   promptly give written notice of the proposed registration, and any related qualification or compliance, to all other Holders;

            (b) as soon as practicable, file a registration statement covering the Registrable Securities specified in this paragraph and use its best efforts to effect the registration and all such qualifications or compliances under the Securities Act of all or such portion of such Holder's or Holders' Registrable Securities as are specified in the S-3 Initiating Holders' request, together with all or such portion of the Registrable Securities of any other Holder or Holders joining in such request as are specified in a written request given within twenty (20) days after the Company's giving of written notice to such Holders.

Notwithstanding the foregoing, the Company shall not be obligated to effect a registration pursuant to this Section 1.3: (i) if the Company, within ten (10) days of the receipt of the request of the S-3 Initiating Holders, gives notice of its bona fide intention to effect the filing within ninety (90) days of receipt of such request of a registration statement with respect to which the Holders shall have registration rights pursuant to Section 1.2; (ii) if Form S-3 is not available for such offering by the Holders; (iii) if the S-3 Initiating Holders, together with the Holders of any other securities of the Company entitled to inclusion in such registration, propose to sell Registrable Securities and such other securities (if any) at an aggregate price to the public (net of any underwriters' discounts or commissions) of less than $250,000; (iv) if the Company shall furnish to the Holders a certificate stating that, in the good faith judgment of the Board of Directors of the Company, it would be seriously detrimental to the Company and its shareholders for such Form S-3 registration to be effected at such time, in which event the Company shall have the right during any 12 consecutive month period to defer the filing of the Form S-3 registration statement for up to two periods of not more than sixty
(60) days each after receipt of the request of the Holder or Holders under this
Section 1.3; (v) if the Company has, within the twelve-month period preceding the date of such request, already effected a registration of securities in which the S-3 Initiating Holders participated to the fullest extent they desired pursuant to Section 1.2 or this Section 1.3, or (vi) if the Company shall have previously effected four (4) registrations requested by one or more Holders under this Section 1.3. The expenses of registration shall be borne by the Company (pursuant to Section 1.6).

      1.4 Obligations of the Company. Whenever required under this Agreement to effect the registration of any Registrable Securities, the Company shall, as expeditiously as reasonably possible:

            (a) Prepare and file with the SEC a registration statement with respect to such Registrable Securities and use its reasonable best efforts to cause such registration statement to become effective, and, upon the request of the Holders of a majority of the Registrable Securities registered thereunder, keep such registration statement effective for up to 90 days, provided, however, that the Company may cease to keep such registration statement effective if, in the good faith judgment of the Board of Directors of the Company, it would be seriously detrimental to the Company and its shareholders to do so;

            (b) Prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement;


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            (c)   Furnish to the Holders such numbers of copies of a prospectus, including a preliminary prospectus, in conformity with the requirements of the Securities Act, and such other documents as they may reasonably request in order to facilitate the disposition of all securities covered by such registration statement;

            (d) Use its reasonable best efforts to register and qualify the securities covered by such registration statement under such other securities or Blue Sky laws of such jurisdictions as shall be reasonably requested by the Holders, provided that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions;

            (e) In the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing underwriter of such offering; and

            (f) Notify each Holder of Registrable Securities covered by such registration statement, at any time when a prospectus relating thereto covered by such registration statement is required to be delivered under the Securities Act, of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing.

      1.5 Furnish Information. It shall be a condition precedent to the obligations of the Company to take any action pursuant to this Agreement with respect to any selling Holder that such selling Holder shall furnish to the Company such information regarding itself, the Registrable Securities held by it and the intended method of disposition of such securities as shall be reasonably required to effect the registration of its Registrable Securities and to execute such documents in connection with such registration as the Company may reasonably request.

      1.6 Expenses of Registration. Except as provided otherwise, all reasonable expenses other than underwriting discounts and commissions and fees and expenses of counsel to the Holders incurred in connection with the underwriting, registrations, filings or qualifications pursuant to Sections 1.2 and 1.3, including, without limitation, all registration, filing and qualification fees, printing and accounting fees, and the fees and disbursements of counsel for the Company shall be borne by the Company; provided, however, that the expenses paid by the Company in connection with exercise of rights to registration pursuant to this Section 1 shall be limited to those usual and customary expenses associated with a nonunderwritten offering. In all cases the selling Holders bear the expenses of any underwriting discounts and expenses relating to Registrable Securities and the fees and disbursements of counsel or other advisers engaged by Holders in connection with a registration. If the Holders are required to pay Registration Expenses, such expenses shall be borne by the Holders (other than the Company) of securities (including Registrable Securities) requesting such registration in proportion to the number of shares for which registration was requested.

      1.7 Underwriting Requirements.


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            (a)   If any registration proceeding pursuant to Section 1.3 is at the election of the majority in interest of the S-3 Initiating Holders, an underwritten offering, the right of any Holder to include its Registrable Securities in the registration pursuant to Section 1.3 shall be conditioned upon such Holder's participation in such underwriting and the inclusion of such Holder's Registrable Securities in the underwriting to the extent provided herein. All Holders proposing to distribute their Registrable Securities through such underwriting shall (together with the Company as provided in Section 1.4(e)) enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting by a majority in interest of the S-3 Initiating Holders. Notwithstanding any other provision of
                  Section 1.3, if the underwriter advises the Company in writing that marketing factors require a limitation of the number of shares to be underwritten, then the Company shall so advise the Holders of Registrable Securities which otherwise would be underwritten pursuant hereto, and the number of shares of Registrable Securities that may be included in the underwriting shall be allocated among all Holders thereof, including the S-3 Initiating Holders, in proportion (as nearly as practicable) to the amount of Registrable Securities of the Company owned by each Holder.

            (b) The Company shall not be required under Section 1.2 to include any of the Holders' securities in an underwritten offering of the Company's securities unless such Holder accepts the terms of the underwriting as agreed upon between the Company and the underwriters selected by it, assuming usual and customary underwriting terms. If the total amount of securities, including (a) Registrable Securities requested by shareholders to be included in such offering, and (b) securities requested to be included in such offering under that certain Registration Rights Agreement, dated May 17, 1999, between the Company and the persons listed on the Schedule of Purchasers attached thereto (the "Series C Registration Rights Agreement") exceeds the amount of securities that the underwriters reasonably believe compatible with the success of the offering, then the Company shall be required to include in the offering only that number of such securities, including Registrable Securities, which the underwriters reasonably believe are compatible with the success of the offering. In such event the securities so included will be apportioned (i) first to the Company, (ii) then pro rata among the New Investors on the basis of the number of shares owned by each such New Investor, and (iii) third, pro rata among the other selling shareholders according to the total amount of securities otherwise entitled to be included therein owned by each selling shareholder or in such other proportions as shall mutually be agreed to by such selling shareholders. No such reduction shall reduce the securities being offered by the Company for its own account to be included in the registration and underwriting.

      1.8 Delay of Registration. No Holder shall have any right to obtain or seek an injunction restraining or otherwise delaying any such registration as the result of any controversy that might arise with respect to the interpretation or implementation of this Agreement.

      1.9 Indemnification. In the event any Registrable Securities are included in a registration statement under this Agreement:

            (a) To the extent permitted by law, the Company will indemnify and hold harmless each Holder, the partners, officers, agents, employees and directors of each Holder, any underwriter (as defined in the Securities Act) for such Holder and each person, if any, who controls such Holder or underwriter within the meaning of the Securities Act or the Securities Exchange Act of 1934, as amended (the "Exchange Act"), against any losses, claims, damages or liabilities (joint or several) to which they may become subject under the


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                  Securities Act, the Exchange Act or other federal or state law, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any of the following statements, omissions or violations (each a "Violation"): (i) any untrue statement or alleged untrue statement of a material fact contained in such registration statement, including any preliminary prospectus or final prospectus contained therein in light of the circumstances under which they were made, or any amendments or supplements thereto, (ii) the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading, or
                  (iii) any violation or alleged violation by the Company of the Securities Act, the Exchange Act, any state securities law or any rule or regulation promulgated under the Securities Act, the Exchange Act or any state securities law; and the Company will reimburse each such Holder, partner, officer, agent, employee or director, underwriter or controlling person for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the indemnity agreement contained in this Section 1.9(a) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Company, which consent shall not be unreasonably withheld, nor shall the Company be liable in any such case for any such loss, claim, damage, liability or action to the extent that it arises out of or is based upon a Violation which occurs in reliance upon and in conformity with written information furnished expressly for use in connection with such registration by, or on behalf of, any such Holder, underwriter or controlling person.

            (b) To the extent permitted by law, each selling Holder severally and not jointly shall indemnify and hold harmless the Company, each of its officers, directors, agents or employees, each person, if any, who controls the Company within the meaning of the Securities Act, any underwriter and any other Holder selling securities in such registration statement or any of its partners, agents, employees, directors or officers or any person who controls such Holder, against any losses, claims, damages or liabilities (joint or several) to which the Company or any such director, partner, agent, employee, officer, controlling person, or underwriter, or other such Holder or director, officer, partner, agent, employee or controlling person of such other Holder may become subject, under the Securities Act, the Exchange Act or other federal or state law, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any Violation, in each case to the extent (and only to the extent) that such Violation occurs in reliance upon and in conformity with written information furnished by, or on behalf of, such Holder; and each such Holder will reimburse any legal or other expenses reasonably incurred by the Company or such other Holder or any such partner, agent, employee, director, officer, controlling person, or underwriter, in connection with investigating, preparing or defending any such loss, claim, damage, liability or action; provided, however, that the indemnity agreement contained in this Section 1.9(b) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Holder against whom indemnity is sought, which consent shall not be unreasonably withheld; and provided, further, that each


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                  selling Holder shall be liable, under this Section 1.9(b) for only that amount of losses, claims, damages and liabilities as does not exceed the proceeds to such selling Holder as a result of such registration.

            (c)   Promptly after receipt by an indemnified party under this
                  Section 1.9 of notice of the commencement of any action (including any governmental action), such indemnified party shall, if a claim in respect thereof is to be made against any indemnifying party under this Section 1.9, deliver to the indemnifying party a written notice of the commencement thereof and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly notified, to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party shall have the right to retain its own counsel, with the fees and expenses to be paid by the indemnifying party, if, in the opinion of counsel for the indemnifying party, representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such proceeding. The failure to deliver written notice to the indemnifying party within thirty (30) days of the commencement of any such action shall relieve such indemnifying party of any liability to the indemnified party under this Section 1.9 to the extent materially prejudicial to its ability to defend such action, but the omission so to deliver written notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 1.9.

            (d) If the indemnification provided for in this Section 1.9 is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any expenses, losses, claims, damages or liabilities referred to herein, the indemnifying party, in lieu of indemnifying such indemnified party thereunder, shall to the extent permitted by applicable law contribute to the amount paid or payable by such indemnified party as a result of such loss, claim, damage or liability, in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and of the indemnified party on the other in connection with the Violation(s) that resulted in such expense, loss, claim, damage or liability, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and of the indemnified party shall be determined by a court of law by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission; provided, that in no event shall any contribution by a Holder hereunder exceed the net proceeds from the offering received by such Holder.

            (e)   The obligations of the Company and Holders under this Section
                  1.9 shall survive completion of any offering of Registrable Securities in a registration statement. No indemnifying party, in the defense of any such claim or litigation, shall, except with the consent of each indemnified party, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such



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                  indemnified party of a release from all liability in respect to such claim or litigation.

            (f) Notwithstanding the foregoing, to the extent that the provisions on indemnification and contribution contained in the underwriting agreement entered into in connection with the underwritten public offering are in conflict with the foregoing provisions, the provisions in the underwriting agreement shall control.

      1.10 Reports Under the Securities Act. With a view to making available to the Holders the benefits of SEC Rule 144 promulgated under the Securities Act and any other rule or regulation of the SEC that may at any time permit a Holder to sell securities of the Company to the public without registration or pursuant to a registration on Form S-3, the Company agrees to:

            (a) make and keep public information available, as those terms are understood and defined in SEC Rule 144, at all times after the effective date of the first registration statement filed by the Company under the Securities Act for the offering of its securities to the general public;

            (b) take such action, including the voluntary registration of its Common Stock under Section 12 of the Exchange Act, as is necessary to enable the Holders to utilize Form S-3 for the sale of their Registrable Securities, such action to be taken as soon as practicable after the end of the fiscal year in which the first registration statement filed by the Company for the offering of its securities to the general public is declared effective;

            (c) file with the SEC in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act; and

            (d) furnish to any Holder, so long as the Holder owns any Registrable Securities, forthwith upon request (i) a written statement by the Company as to its compliance with the reporting requirements of SEC Rule 144 (at any time after 90 days after the effective date of the first registration statement filed by the Company), the Securities Act and the Exchange Act (at any time after it has become subject to such reporting requirements), or as to its qualification as a registrant whose securities may be resold pursuant to Form S-3 (at any time after it so qualifies), (ii) a copy of the most recent annual or quarterly report of the Company and such other reports and documents so filed by the Company, and (iii) such other information as may be reasonably requested in availing any Holder of any rule or regulation of the SEC which permits the selling of any such securities without registration or pursuant to such form.

      1.11 Assignment of Registration Rights. The rights to cause the Company to register Registrable Securities pursuant to this Agreement may be assigned by a Holder to a transferee or assignee of such securities who shall, upon such transfer or assignment, be deemed a "Holder" under this Agreement only upon the Company's written consent to such assignment and provided that immediately following such transfer the further disposition of such securities by the transferee or assignee is restricted under the Securities Act.

      1.12 "Market Stand-Off" Agreement. The Holders hereby agree that they shall not, to the extent requested by the Company as the representative of the underwriter of Common Stock (or



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other securities) of the Company, sell or otherwise transfer or dispose of any
Registrable Securities for up to 180 days following the effective date of a registration statement of the Company filed under the Securities Act. In order to enforce the foregoing covenant, the Company may impose stop-transfer instructions with respect to the Registrable Securities of the Holders (and the shares or securities of every other person subject to the foregoing restriction) until the end of such period. The obligations described in this Section 1.12 shall not apply to Exempt Registrations.

                          2. COVENANTS OF THE COMPANY

Until the Company completes a firm commitment underwritten public offering pursuant to an effective registration statement under the Securities Act covering the offer and sale of Common Stock for the account of the Company to the public (an "IPO"), the Company will furnish to each of the Holders or any of their permitted assignees, (a "Qualifying Holder"):

            (a)   As soon as available, but in any event no later than sixty
                  (60) days after the end of each of the first three fiscal quarters, the unaudited balance sheet of the Company as at the end of each such period and the related unaudited statement of operations, stockholders' equity and cash flows of the Company for such quarterly period and for the elapsed period in such fiscal year, all in reasonable detail. All such financial statements shall be subject to normal year end audit adjustments;

            (b) As soon as available, but in any event within ninety (90) days after the end of each fiscal year of the Company, a copy of the unaudited balance sheet of the Company as at the end of such fiscal year and the related unaudited statements of operations, stockholders' equity and cash flows of the Company for such fiscal year, all in reasonable detail and stating in comparative form the figures as at the end of and for the previous fiscal year;

            (c) Such other information and financial data concerning the Company as a Qualifying Holder may reasonably request; provided, however, that the Company shall not be obligated to provide information that it deems in good faith to be proprietary or confidential unless the Qualifying Holder provides reasonable assurances in writing that it will maintain the confidentiality of the information;

                                3. MISCELLANEOUS

      3.1 Notices, Etc. Any notice given under this Agreement shall be in writing and delivered in person, via facsimile machine, sent by documented overnight delivery service, or mailed by certified or registered mail, postage prepaid, to the appropriate party or parties at the addresses referenced below, or to such other address as the parties may hereinafter designate. Unless otherwise specified in this Agreement, all such notices and other written communications shall be effective (and considered received for the purposes of this Agreement) (a) if delivered in person, upon delivery, (b) if by facsimile machine during normal business hours upon transmission with confirmation of receipt by the receiving party's facsimile terminal and if not sent during normal business hours, then on the next business day, (c) if sent by documented overnight delivery service, on the date delivered, or (d) if mailed, three (3) days after mailing. Notices shall be sent (i) if to a Holder, at such Holder's address set forth in this Agreement, or at such other address as such Holder shall have furnished to the Company in writing, or (ii) if to the Company, one copy should be sent to its address set forth on the first page of this Agreement, or at such other address as the


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Company shall have furnished to the Holders, and addressed to the attention of
Benjamin C. Nourse, and one copy shall be sent to Heller Ehrman White & McAuliffe, 6100 Columbia Center, 701 Fifth Avenue, Seattle, Washington 98104,
Attn: Thomas S. Hodge.

      3.2 Governing Law and Venue. This Agreement shall be governed by, construed and enforced in accordance with the laws of the State of Washington (without giving effect to any choice or conflict of law provision or rule, whether of the State of Washington or any other jurisdiction, that would cause the application of the laws of any jurisdiction other than the State of Washington). The venue of any arbitration or action brought on or in connection with this Agreement shall be in King County, Washington.

      3.3 Consent to Jurisdiction. The parties hereto irrevocably submit to the jurisdiction of any Washington state or federal court sitting in Seattle in any action or proceeding arising out of or relating to this Agreement, and agree that all claims in respect of such action or proceeding may be heard and determined in such Washington state or federal court. Each party hereby waives, to the fullest extent it may effectively do so, the defense of any inconvenient forum to the maintenance of such action or proceeding. The parties agree that a final judgment in any action or proceeding shall be conclusive and may be enforced in any other manner provided by law.

      3.4 Costs and Attorney's Fees. If any action at law or equity is necessary to enforce or interpret the terms of this Agreement, the mostly prevailing party shall be entitled to reasonable attorneys' fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled, including any such fees, costs and necessary disbursements incurred in any appellate proceeding.

      3.5 Successors and Assigns. Except as otherwise provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors, and administrators of the parties hereto; provided, however, that, the rights of a Holder to assign its rights hereunder shall be subject to the terms of Section 1.11 hereof.

      3.6 Third Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any person or entity other than the parties and their respective successors and permitted assigns.

      3.7 Entire Agreement; Amendment. This Agreement constitutes the full and entire understanding and agreement between the parties with regard to the subject matter hereof and supersedes all prior agreements, contracts or understandings with respect to the subject matter hereof. This Agreement may be amended or modified, and the obligations of the Company under Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only upon the written consent of the Company and holders of a majority of the Registered Securities (treated as if converted); any such amendment, modification or waiver shall be binding on the Company, all Holders under this Agreement at the time and each future Holder to become a party hereto. The foregoing notwithstanding, this Agreement and any term hereof may be amended, waived, discharged or terminated by a written instrument signed by the party against whom enforcement of any such amendment, waiver, discharge or termination is sought.

      3.8 Interpretation and Fair Construction. This Agreement has been reviewed and approved by each of the parties. If it should be determined that any provision of this Agreement is uncertain or ambiguous, the language in all parts of this Agreement shall be in all cases construed as a whole according to its fair meaning and not strictly construed for or against either the Company or the Holders.


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      3.9 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be enforceable against the parties actually executing such counterparts, and all of which together shall constitute one instrument.

      3.10 Severability. In the event that any provision of this Agreement becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without said provision.

      3.11 Additional Parties. In the event the Company sells additional shares of Series B Preferred Stock in a "Subsequent Closing" pursuant to Section 2.2 of the Stock Purchase Agreement, any purchasers of such shares may become parties to this Agreement by execution of a signature page hereto and thereby shall be deemed "Series B Holders" for all purposes of this Agreement.


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      IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first set forth above.

THE COMPANY:

ONLINE SPECIALTY RETAILING, INC.

By: /s/ Benjamin C. Nourse
    ----------------------------
    Benjamin C. Nourse, Chairman

COMMON HOLDER

/s/ Benjamin C. Nourse
/s/ R. Stockton Rush III
/s/ Daniel D. Syrdal

SERIES A HOLDER:

/s/ Robert M. Arnold
/s/ William Cuff
/s/ Thomas L. Gilman
/s/ William Heston
/s/ John W.P. Holt
/s/ Laurie Lyford
/s/ Charles A. Lyford IV
/s/ Furman C. Moseley
/s/ Susan R. Moseley Tenants in Common
/s/  Benjamin C. Nourse
/s/ Ralph Pascualy
/s/ Lisa Pascualy
/s/ R. Stockton Rush
/s/ Ralph K. Davies Trust FBO R.S. Rush III
/s/ Paul W. Skinner
/s/ Daniel D. Syrdal
/s/ WYNOT

SERIES B HOLDER:

/s/ Benjamin C. Nourse
/s/ Ralph K. Davies Trust FBO Stockton Rush III
/s/ WYNOT
/s/ David Uvelli
/s/ Suzanne Uvelli Spencer
/s/ Daniel D. Syrdal
/s/ R. Stockton Rush
/s/ Robert M. Arnold


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/s/ T.L. Gilman, Partner, Barrett Gilman & Ziker Investment Partnership (1999)
/s/ Charles A. Lyford IV
/s/ Laurie Lyford
/s/ John W. P. Holt
/s/ Scott F. Wilson
/s/ Les Berthy
/s/ Daniel A. Odell
/s/ Gayle T. Odell
/s/ Harman K. Wales
/s/ John Jacobs
/s/ Fraser Black
/s/ Deirdre Black
/s/ John S. Teutsch  Teutsch Partners Profit Sharing Plan
/s/ Sara B. Clair
/s/ Furman C. Moseley
/s/ Susan R. Moseley Tenants in Common
/s/ William R. Hambrecht, Trustee
/s/ Anna-Marie Schweger WR Hambrecht & Co., LLC
/s/ Geoffrey T. Barker
/s/ Ralph Pascualy
/s/ Lisa Pascualy
/s/ William Cuff
/s/ Erin Cuff
/s/ William Heston
/s/ Donald Schade


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                    EXHIBIT A TO INVESTORS' RIGHTS AGREEMENT

COMMON HOLDERS

1.  Fraser Black
2.  R. Hunt Green
3.  Benjamin C. Nourse
4.  R. Stockton Rush
5.  R. Stockton Rush III
6.  Daniel D. Syrdal
7.  Dean Witter Reynolds, Inc. Custodian FBO John S. Teutsch
8.  David Uvelli and Suzanne Uvelli-Spencer
9.  David E. Wyman

SERIES A HOLDERS:

1.  Tom A. Alberg
2.  Robert M. Arnold
3.  Fraser Black and Dierdre Black, JT TEN
4.  William Cuff
5.  Thomas L. Gilman
6.  Heller Ehrman White & McAuliffe
7.  William and Emily Heston
8.  John W.P. Holt and Susan Trainor Holt, Tenants in Common
9.  Laurie Lyford and Charles A. Lyford IV, Tenants in Common
10. Furman C. Moseley and Susan R. Moseley, Tenants in Common
11. Benjamin C. Nourse
12. Ralph Pascualy and Lisa Pascualy
13. Catherine W. Rush
14. R. Stockton Rush
15. Ralph K. Davies Trust FBO R.S. Rush III
16. Paul W. Skinner
17. Daniel D. Syrdal
18. Morgan Stanley Dean Custodian for John S. Teutsch IRA SEP dated 4/14/89
19. Diane Werthington
20. Richard M. Weil
21. David E. Wyman and Ann McCall Wyman (WYNOT Investments)
22. David E. Wyman


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SERIES B HOLDERS:

 1.   Benjamin C. Nourse

 2.   Ralph K. Davies Trust FBO
      R. Stockton Rush III

 3.   David E. Wyman and Ann McCall
      Wyman (WYNOT Investments)

 4.   David Uvelli and Suzanne Uvelli-Spencer

 5.   Daniel D. Syrdal

 6.   R. Stockton Rush

 7.   Robert M. Arnold

 8.   D. E. Skinner Trust

 9.   Barrett Gilman & Ziker Investment
      Partnership (1999)

 10.  Charles A. Lyford and Laurie Lyford

 11.  John W. P. Holt

 12.  Scott F. Wilson

 13.  Les and Linda Berthy

 14.  Daniel A. Odell and Gayle T. Odell
      TTEES UTD dated 8/21/98

 15.  Harman K. Wales

 16.  John and Christina Jacobs

 17.  Fraser Black and Deirdre Black, Tenants in Common

 18.  Teutsch Partners Profit Sharing Plan

 19.  Sara B. Clair

 20.  Furman C. Moseley and Susan R. Moseley,
      Tenants in Common

 21.  The Hambrecht 1980 Revocable Trust

 22.  WR Hambrecht & Co., LLC

 23.  Geoffrey T. Barker

 24.  Ralph and Lisa Pascualy

 25.  William and Emily Heston

 26.  Erin and William Cuff, IV

 27.  Donald J. Schade

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